Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Growth Fund in the Growth/Large Cap Funds - Advisor Classes A, B and C Prospectus and Growth/Large Cap Funds - Class I Shares Supplement to the Prospectus and "Auditors" and "Financial Statements" in the Scudder Growth Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A, No. 2-24392) of our report dated November 7, 2001 on the financial statements and financial highlights of Scudder Growth Fund included in the Annual Report dated September 30, 2001.


                                                 /s/ERNST & YOUNG LLP

                                                 ERNST & YOUNG LLP



Boston, Massachusetts
November 27, 2001